Exhibit 10.2

Technology Transfer Agreement

This Technology Transfer Agreement (hereinafter referred to as “this Agreement”) is signed by the following two parties on November 27, 2025 (the “Effective Date”):

FiEE, Inc., a company organized and validly existing under the laws of the United States and listed on the NASDAQ Stock Exchange in the United States, with company code [04-2621506] and registered address [2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808] (hereinafter referred to as “Buyer”); and

Lin Lin, China ID number: [320502197809172517] (hereinafter referred to as “the Seller”).

The buyer and the seller are collectively referred to as the “Parties”, and individually as the “Party”.

Article 1: Definition

Unless otherwise agreed in this Agreement, the following terms shall have the following meanings:

“Subject Assets”: all existing and pending intellectual property rights of the seller, including but not limited to: patents, patent applications, copyrights (including source code, databases, technical documentation), trademarks, trade secrets, backend technologies, algorithms, system frameworks, technical materials, relevant research and development achievements, ongoing research and development projects, as well as all customer information, customer contracts, customer data, customer service history records, etc. related to technical services.

“Delivery”: The final completion of the asset purchase and transfer contemplated by this agreement.

“Transaction Consideration” refers to the total amount paid by the Buyer to the Seller under this Agreement, which is USD 3,000,000.

“Due diligence” encompasses investigations in financial, legal, tax, technical, and compliance aspects.

“Transition services” refers to the technical support, system migration, customer transfer processes, and other services provided by the seller to the buyer within a certain period of time to assist in the smooth transfer of intellectual property assets.

Article 2: Transfer of the underlying assets

1	The buyer agrees to purchase, and the seller agrees to sell, all intellectual property assets defined in this agreement, which shall be complete, transferable, and free of any encumbrances (except as expressly stated in this agreement).

2	The scope of assets shall be detailed through the “Intellectual Property Assets List” attached to this agreement, which shall constitute an integral part of this agreement.

3	The seller guarantees that the intellectual property assets transferred to the buyer are free from any third-party claims, disputes, pledges, licensing restrictions, or any other obstacles that hinder the transfer of ownership.

Article 3: Transaction Consideration and Payment Method

1	The purchase price for this transaction is USD 3 million.

2	The buyer shall pay the full consideration to the seller in a lump sum within five (5) working days after all of the following prerequisites are met: (1) the buyer completes due diligence; (2) the buyer’s board of directors (if required) approves the transaction; (3) the buyer hires a third party to complete the evaluation (if required); (4) the seller completes all necessary internal approval procedures.

3	The payment method for the buyer is bank wire transfer, and the seller should provide complete and valid information for the receiving account.

4	Unless otherwise agreed in writing by both parties, the consideration paid by the buyer shall be deemed as the full consideration for the subject assets, and no further compensation shall be paid.

Article 4: Due diligence

The seller shall grant the buyer and its agents access to the seller’s premises and necessary information, so that the buyer can complete due diligence related to technology, law, finance, taxation, and intellectual property. The seller shall provide true, complete, and accurate information. If significant adverse matters are discovered during the due diligence, the buyer has the right to terminate this agreement without liability.

Article 5: Services during the Transition Period

1	Scope of transition services: (1) Technical system migration and integration services; (2) Complete delivery and explanation of source code, data, algorithms, models, technical documentation, etc.; (3) Transfer of customer information and assistance in customer communication; (4) Necessary technical support, technical explanations, and question answering provided by the seller’s technical personnel; (5) Ensuring that the buyer can continuously and stably use the transferred intellectual property assets during the transition period.

2	Service period: The transitional service period is six (6) months from the delivery date, which may be extended for three (3) months upon written application by the buyer. The seller shall not unreasonably refuse.

3	Service fee: The transition service has been included in the transaction consideration of this agreement, and the seller shall not charge additional fees unless a supplementary agreement is signed by both parties.

4	Personnel support: The seller shall ensure that its necessary engineers, technical personnel, and relevant employees participate in the transition services.

Article 6: Representations and Warranties

1	The seller declares and guarantees:

1	It is legally established and validly existing;

2	Enjoy complete ownership of the underlying assets and have the right to sell them;

3	The underlying assets are free from any encumbrances, and to the best of the seller’s knowledge, they do not infringe upon the rights and interests of any third party;

4	I will not use the relevant technology for any commercial activities in the future.

2	The buyer declares and guarantees:

1	It is legally established and validly existing;

2	Possess the authority to sign this agreement;

3	We will comply with SEC disclosure obligations and other regulatory requirements.

Article 8: Delivery

1	Delivery time and location: The delivery date shall be within five (5) working days after all prerequisites under this agreement have been met, and the location shall be determined in writing by the buyer and seller.

2	The seller shall deliver to the buyer on the delivery date: (1) complete delivery materials for all intellectual property assets, including source code, technical documentation, databases, research and development materials, algorithm models, internal tools, etc.; (2) all business-related documents such as customer information, contract texts, customer service records, etc.; (3) registration documents, authorization documents, and declaration documents required for the transfer of intellectual property; (4) internal approval documents of the seller and consent documents from the board of directors/shareholders (if necessary); (5) all system access permissions required for the commencement of transitional services.

3	Buyer’s delivery obligation: The buyer shall complete the payment of all consideration in accordance with the payment terms of this agreement on the delivery date.

4	Risk and ownership transfer: The ownership and risk of the asset shall be transferred to the buyer simultaneously upon the completion of payment of the consideration and the asset handover steps from the delivery date.

5	Delivery assistance: Both parties shall cooperate to complete all delivery procedures, including intellectual property change registration, system switching, and account permission delivery, within Japan.

Article 9: Confidentiality

1	Both parties shall strictly keep confidential any trade secrets, technical information, customer information, etc. obtained during the process of this agreement, due diligence, technical delivery, transition services, and delivery.

2	The confidentiality obligation shall take effect from the date of signing the agreement and shall last for five (5) years; in cases involving trade secrets, the confidentiality obligation shall not be subject to any time limit.

3	The following situations shall not be deemed as breaches of confidentiality obligations: (1) Information that has become public knowledge; (2) Information that must be disclosed due to legal or regulatory requirements (including SEC disclosures), provided that the disclosing party shall make its best efforts to notify the other party in advance in writing; (3) Information obtained by the receiving party from a legitimate third party without any confidentiality obligations.

4	Disclosure by internal and professional advisors: Both parties may disclose information to their executives, employees, lawyers, accountants, and auditing institutions within the scope of “necessary knowledge”, but they shall be required to comply with confidentiality obligations of the same level.

Article 10: Application and Dispute Resolution

This agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute arising from or related to this agreement shall be resolved through consultation between the parties. If the consultation fails to reach a settlement, either party may submit the dispute to the jurisdiction of Hong Kong for adjudication.

Article 11: Miscellaneous

1	This agreement shall come into effect from the date of its signing by both parties.

2	This agreement constitutes the entire agreement between the parties regarding this transaction, and no modifications shall be made without a written document duly signed by all parties

This agreement is executed in four original copies, each of which holds the same legal effect.

(This page is intentionally left blank and serves as the signature page for the Technology Transfer Agreement.)

Buyer: FiEE, Inc.

Authorized Representative: Li Wai Chung

/s/ Li Wai Chung

Seller: Lin Lin

Authorized Representative:

/s/ Lin Lin

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